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                                                                    EXHIBIT 23.1





                          INDEPENDENT AUDITORS' CONSENT



The Administrative Committee for the
   Team, Inc. Salary Deferral Plan and Trust:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Team, Inc. (filed under Securities and Exchange Commission File No. 333-74062) of our report dated June 27, 2002, relating to the statement of net assets available for plan benefits of the Team, Inc. Salary Deferral Plan and Trust as of December 31, 2001, and the related statement of changes in net assets available for Plan benefits for the year then ended which appear in the December 31, 2001 Annual Report on Form 11-K of the Team, Inc. Salary Deferral Plan and Trust.

                                    /s/ KPMG LLP


Houston, Texas
June 27, 2002